Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson (800) 544-4624 x3317 www.ezem.com	Ann Marie Fields ( afields@lhai.com ) (212) 838-3777 Bruce Voss ( bvoss@lhai.com ) (310) 691-7100 www.lhai.com

RELEASED JANUARY 8, 2008 AT 4:27PM ET

E-Z-EM REPORTS FISCAL 2008 SECOND QUARTER RESULTS

LAKE SUCCESS, N.Y. (January 8, 2008) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced financial results for the quarter and first half of 2008 ending December 1, 2007. Highlights of the fiscal year 2008 second quarter include:

•	Net sales of $43.6 million
•	Earnings from continuing operations of $2.8 million, or $0.25 per diluted share
•	RSDLTM sales exceeding $6.0 million
•	Announcement of merger agreement with Bracco Diagnostics
•	Announcement of favorable clinical results for virtual colonoscopy from the ACRIN II study

Net sales were $43.6 million for the quarter ended December 1, 2007, an increase of 28%, or $9.4 million, from net sales of $34.2 million for the quarter ended December 2, 2006. Higher net sales are attributable primarily to an increase of $5.8 million in RSDL sales, an increase of $1.7 million in CT injector system sales, favorable foreign currency exchange rate changes and price increases.

Gross profit for the current quarter increased to $18.8 million from $15.3 million for the prior-year quarter due to the increased sales. However, as a percentage of net sales, gross profit for the current quarter declined to 43% from 45% for the comparable prior-year quarter, due to increased costs for finished product purchased from our Canadian subsidiary resulting from continued weakening of the U.S. dollar against the Canadian dollar.

Operating expenses for the current quarter were $15.5 million, compared with $13.0 million for the prior-year period. The increase was due primarily to $1.0 million in costs associated with our planned merger with Bracco Diagnostics, unfavorable foreign currency exchange rate changes, costs associated with the expansion of our North American sales force, legal fees incurred in the defense of a patent infringement lawsuit, and increased research and development costs.

For the current quarter, our effective tax rate of 32% differed from the Federal statutory tax rate of 34% due primarily to tax-exempt income, partially offset by non-deductible expenses. For the prior-year quarter, the effective tax rate was 35%.

Earnings from continuing operations for the second quarter of fiscal 2008 were $2.8 million, or $0.25 per diluted share, compared with $1.8 million, or $0.16 per diluted share, for the prior-year quarter.

For the first half ending December 1, 2007, net sales were $76.6 million, an increase of 13% from net sales of $67.6 million for the first half ending December 2, 2006. Earnings from continuing operations for the first half of fiscal 2008 were $3.4 million, or $0.30 per diluted share, compared with earnings from continuing operations of $3.6 million, or $0.32 per diluted share, for the comparable period last year.

As of December 1, 2007, E-Z-EM had cash, cash equivalents and debt and equity securities of $44.6 million, compared with $44.2 million as of June 2, 2007.

Commenting on the Company’s second quarter financial performance, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “Results for our second quarter were excellent, and provide us with positive momentum as we continue the closing process of our planned merger with Bracco Diagnostics, which we expect to conclude in either the first or second calendar quarter of 2008.

“As expected net sales were led by a dramatic increase in RSDL sales, as revenues resulting from orders from the U.S. Department of Defense (DoD) in fiscal 2007, as well as new orders from other military services, were recognized during the quarter. RSDL accounted for approximately 14% of total sales during the quarter, and we expect the product to continue to be a major contributor of sales for the remainder of this fiscal year.

“CT imaging products also performed well in the second quarter, growing collectively 10% over last year’s second quarter. CT injector systems were the key driver of sales, growing nearly 25% over the prior-year period despite the continuing impact of the Deficit Reduction Act (DRA) of 2005 on the U.S. imaging equipment market. Growth in CT injector systems more than offset a 1% decline in CT contrast products, which we believe resulted from continued pressure on hospitals and imaging centers to reduce procedure costs as a result of the DRA.

“Contract manufacturing and virtual colonoscopy products also were important drivers of sales growth during the quarter, growing 81% and 28%, respectively, over prior-year levels. Our contract manufacturing business has historically fluctuated significantly quarter-to-quarter, and typically performs best in the second and fourth quarters of our fiscal year. We believe that sales of virtual colonoscopy products benefited somewhat from the release of positive data from the American College of Radiology Imaging Network (ACRIN) trial, which found CT Colonography (virtual colonoscopy) to be ‘highly accurate for detection of intermediate and large polyps,’ and that the accuracy is comparable to optical colonoscopy. We believe these results represent an important step toward obtaining Federal government reimbursement for virtual colonoscopy as a screening modality, and that such reimbursement is critical to establishing the modality as a screening tool for colorectal cancer.”

Fiscal Year 2008 Financial Guidance

Due to the signing of the merger agreement and the expected timing of the closing, the Company has discontinued providing earnings guidance and will not hold a second quarter earnings conference call.

Proposed Merger with Bracco

On October 30, 2007, the Company announced that it had entered into a merger agreement with Bracco Diagnostics, Inc. (Bracco), the U.S.-based subsidiary of Bracco Imaging S.p.A. (Bracco Imaging) and part of the Bracco Group.

Consummation of the merger is subject to the satisfaction of customary closing conditions, including (i) the approval of the merger agreement by its stockholders, (ii) the absence of any order, injunction or legal restraint or prohibition preventing the consummation of the merger, (iii) the accuracy of the representations and warranties of the parties to the merger agreement (subject to the materiality standards and, with respect to our representations, an overall material adverse effect standard contained in the merger agreement), and (iv) compliance in all material respects of the parties with their covenants. In addition, the merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Exxon-Florio provision of the Defense Protection Act of 1950, and the receipt of regulatory approvals under German competition regulations. As of the date of this press release, all of the initial filings and notifications required to obtain such antitrust and other regulatory approvals have been made, although neither the Company nor Bracco has yet obtained any of such antitrust or other regulatory approvals required to complete the merger. Stockholders will be asked to vote on the proposed transaction at a special meeting on a date to be announced. The Company currently anticipates that it will file its preliminary proxy statement regarding the merger in January 2008 and that, if all of the conditions to consummating the merger are satisfied, the merger will close in the first or second calendar quarter of 2008. Availability of financing for the merger is not a condition to Bracco’s obligation to complete the merger, and Bracco Imaging has agreed to cause Bracco to have sufficient funds to pay the merger consideration and otherwise satisfy its obligations under the merger agreement.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company is the developer of VoLumen®, a patent-pending, next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—the first family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive worldwide manufacturer and marketer of RSDL for military services and first-responder organizations. RSDL is a patented, broad-spectrum liquid chemical warfare agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, a proxy statement of E-Z-EM, Inc. and other materials will be filed with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT E-Z-EM, INC. AND THE PROPOSED MERGER TRANSACTION. The Proxy Statement and other relevant materials, and any other documents filed by E-Z-EM, Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by E-Z-EM, Inc. by directing a written request to: E-Z-EM, Inc., 1111 Marcus Avenue, Suite LL 26, Lake Success, NY 11042, Attention: Chief Legal Officer. Investors are urged to read the Proxy Statement and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

Participants in the Solicitation

E-Z-EM, Inc. and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about those executive officers and directors of E-Z-EM, Inc. and their ownership of common stock of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2007, and the proxy statement for the Company’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on September 28, 2007. More detailed information regarding the identity of potential participants, and their direct or indirect interest, by securities or otherwise, will be set forth in the proxy statement and other material to be filed with the SEC in connection with the proposed transaction.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the inability to complete the merger due to the failure to obtain stockholder approval or satisfy other conditions of the merger, including the obtaining of regulatory approvals; risks that the proposed merger disrupts current plans and operations and the potential difficulties of employee retention as a result of the merger; certain significant costs and expenses related to the merger, such as legal and accounting fees, that are payable regardless of whether the merger is completed; the Company’s obligation, if the merger agreement is terminated under certain circumstances, to pay a significant termination or break-up fee to Bracco; the ability of the Company to develop its products; the effects of the 2007 Medicare and Medicaid reimbursement rates and implementation of the Deficit Reduction Act of 2005 on CT imaging product sales; market acceptance and sales of RSDL, placement of further DoD orders for RSDL, the timing and impact of the DoD orders for RSDL on the Company’s 2008 fiscal year, the impact and future sales to the first receiver and first responder markets resulting from the transfer of the 510(k) title for RSDL to E-Z-EM from the DoD; market acceptance, future sales of, and the issuance of CLIA waiver for EZ CHEM; market acceptance and future sales of EmpowerMR, market acceptance and future sales of virtual colonoscopy related products resulting from positive results of the ACRIN II trial, the prospect and future timing of CMS reimbursement for virtual colonoscopy screening; continued market acceptance and sales of VoLumen®; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Quarterly Report on Form 10-Q for the quarter ended September 1, 2007 and its Annual Report on Form 10-K for the fiscal year ended June 2, 2007. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 1, 2007	June 2, 2007

Assets

Current assets
Cash, cash equivalents and debt and equity securities	$44,558	$44,200
Accounts receivable, net	26,334	23,460
Inventories, net	34,305	29,799
Other current assets	4,649	6,769

Total current assets	109,846	104,228

Property, plant and equipment, net	19,583	16,863
Other non-current assets	13,810	13,851

Total assets	$143,239	$134,942

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$8,400	$7,574
Accrued liabilities	8,910	8,435
Accrued income taxes	741	1,175

Total current liabilities	18,051	17,184

Non-current liabilities	3,693	3,721
Stockholders’ equity	121,495	114,037

Total liabilities and stockholders equity	$143,239	$134,942

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

	Thirteen weeks ended		Twenty-six weeks ended
	December 1, 2007	December 2, 2006	December 1, 2007	December 2, 2006

Net sales	$43,637	$34,171	$76,604	$67,611
Cost of goods sold	24,814	18,882	43,315	37,731

Gross profit	18,823	15,289	33,289	29,880

Operating expenses
Selling, general and administrative	12,767	11,437	24,899	22,578
Costs associated with planned merger	1,031		1,067
Research and development	1,654	1,559	3,589	2,935

Total operating expenses	15,452	12,996	29,555	25,513

Operating profit	3,371	2,293	3,734	4,367

Other income (expense), net	682	508	1,159	1,068

Earnings from continuing operations before income taxes	4,053	2,801	4,893	5,435

Income tax provision	1,293	983	1,488	1,834

Earnings from continuing operations	2,760	1,818	3,405	3,601

Loss from discontinued operation, net of income tax benefit		(14)		(235)

Net earnings	$2,760	$1,804	$3,405	$3,366

Basic earnings (loss) per common share
From continuing operations	$0.25	$0.17	$0.31	$0.33
From discontinued operation, net of income tax benefit				(0.02)

From total operations	$0.25	$0.17	$0.31	$0.31

Diluted earnings (loss) per common share
From continuing operations	$0.25	$0.16	$0.30	$0.32
From discontinued operation, net of income tax benefit				(0.02)

From total operations	$0.25	$0.16	$0.30	$0.30

Weighted average common shares
Basic	11,014	10,892	10,995	10,880
Diluted	11,258	11,087	11,213	11,073

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